UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2008

RISKMETRICS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33928	20-8175809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Chase Manhattan Plaza, 44thFloor New York, New York 10005	10005
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (212) 981-7475

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 1, 2008, Kayla Gillan has been appointed to the position of Chief Administrative Officer of RiskMetrics Group, Inc. (the “Company”) by the Company’s Board of Directors.

Ms. Gillan is 49 years old.  From 2003 to January 2008, Ms. Gillan served as a board member of the Public Company Accounting Oversight Board, or the PCAOB, a not-for-profit corporation created by the Sarbanes-Oxley Act to oversee the auditors of public companies.  Prior to being appointed to the PCAOB, she was general counsel to the California Public Employees’ Retirement System, a provider of retirement and health benefits to over 1.5 million public employees.  Ms. Gillan currently serves on the Independent Advisory Board to the NACD Corporate Directors Institute, and on the Board of Governors of the International Corporate Governance Network.  She holds a B.A. from California State University at Sacramento and a J.D. from the University of California at Davis.  There are no transactions in which Ms Gillan has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Effective February 5, 2008, Frank Noonan has been appointed a director by the Company’s Board of Directors.  Mr. Noonan’s term will expire at the Company’s annual meeting of stockholders in 2008, at which time he will stand for re-election to the Board of Directors by the Company’s stockholders.

Mr. Noonan is 66 years old.  He served as chairman and chief executive officer of R.H. Donnelly Co., a print and interactive marketing company, from 1991 until his retirement in 2002.  Mr. Noonan is currently a director of NewStar Financial, Inc., a specialized commercial finance company and Avnet, Inc., a distributor of electronic components and computer products.  He has a B.A. from the University of New Hampshire.  There are no transactions in which Mr. Noonan has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                RISKMETRICS GROUP, INC.

Date: February 5, 2008                                         By: /s/ Steven E. Friedman
                                    Name: Steven E. Friedman
                                    Title: General Counsel